EXHIBIT 4-u


                           [FORM OF FACE OF SECURITY]
                    DEFINITIVE FIXED RATE SENIOR BEARER NOTE

BEARER                                                       BEARER
No. DFXR                                                     [PRINCIPAL AMOUNT]

     ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE. AS AMENDED.

     THIS NOTE HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES AND EXCHANGE LAW OF JAPAN. THIS NOTE MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED HEREIN MEANS ANY PERSON RESIDENT IN JAPAN INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR THE RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO A RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE SECURITIES AND EXCHANGE LAW OF JAPAN AND OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN.(1)


--------
     (1) If this Note is offered in Japan or denominated in Japanese Yen, appropriate legends need to be added.

                        MORGAN STANLEY DEAN WITTER & CO.
                         MEDIUM-TERM NOTE, SERIES [D/E]
                    Definitive Fixed Rate Senior Bearer Note


-------------------------------------------------------------------------------------------------------
ORIGINAL ISSUE DATE:     INITIAL REDEMPTION         INTEREST RATE:           MATURITY DATE:
                           DATE:
-------------------------------------------------------------------------------------------------------
INTEREST ACCRUAL         INITIAL REDEMPTION         INTEREST PAYMENT         OPTIONAL REPAY-
  DATE:                    PERCENTAGE:                DATE(S):                 MENT DATE(S):
-------------------------------------------------------------------------------------------------------
SPECIFIED CURRENCY:      ANNUAL REDEMPTION          EUROCLEAR NO.:           MINIMUM DENOMINA-
                           PERCENTAGE                                          TIONS:
                           REDUCTION:
-------------------------------------------------------------------------------------------------------
EXCHANGE RATE            REDEMPTION NOTICE          CLEARSTREAM NO.:         APPLICABILITY OF
  AGENT:                   PERIOD:(2)                                        MODIFIED PAYMENT
                                                                             UPON ACCELERATION
                                                                             OR REDEMPTION:
-------------------------------------------------------------------------------------------------------
INITIAL OFFERING         EXCHANGE FOR               COMMON CODE:             If yes, state Issue Price:
  DATE:                    REGISTERED NOTES:
                           [NO](3)
-------------------------------------------------------------------------------------------------------
OTHER PROVISIONS:                                   ISIN:                    ORIGINAL YIELD TO
                                                                             MATURITY:
-------------------------------------------------------------------------------------------------------

     Morgan Stanley Dean Witter & Co., a Delaware corporation (together with its successors and assigns, the "Issuer"), for value received, hereby promises
to pay to bearer, upon surrender hereof, the principal sum of              , on
the Maturity Date specified above (except to the extent previously redeemed or repaid) and to pay interest thereon to the bearer of the coupons, if any, appertaining hereto (the "Coupons") as they severally mature, at the Interest Rate per annum specified above from and including the Interest Accrual Date specified above until but excluding the date the principal amount is paid or duly made available for payment (except as provided below) weekly, monthly, quarterly, semi-annually or annually in arrears on the Interest Payment Dates specified above in each year commencing on the first Interest Payment Date next succeeding the Interest Accrual Date specified above, and on the Maturity Date specified above (or on any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs fifteen calendar days or less prior to the first Interest Payment Date occurring after the Interest Accrual Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date.

     Interest on this Note will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided

---------
     (2) Applicable if other than 30-60 calendar days. Consult with Euroclear or Clearstream if a shorter redemption is requested. A minimum of 10 calendar days may be possible.

     (3) Unless explicitly stated otherwise in term sheet, MSDW practice has been to exclude this option.

for, from and including the Interest Accrual Date, until but excluding the date the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the holder of the appropriate Coupon upon presentment and surrender at the office of a Paying Agent referred to in the next succeeding paragraph.

     Payment of the principal of this Note, any premium and the interest due at maturity (or on any redemption or repayment date) will be made upon presentation and surrender of this Note and any Coupons (and, in the case of redemption or repayment, any Coupon yet unmatured) at the office or agency of the Principal Paying Agent, as defined on the reverse hereof, or at the office or agency of such paying agents listed on the reverse of each Coupon or at the office or agency of such other paying agents outside the United States (this and certain other capitalized terms used herein are defined on the reverse of this Note) as the Issuer may determine for that purpose (each, a "Paying Agent," which term shall include the Principal Paying Agent).

     Payment of the principal of and premium, if any, and interest on this Note will be made in the Specified Currency indicated above, except as provided on the reverse hereof. If this Note is denominated in U.S. dollars, any payment of the principal of and premium, if any, and interest on this Note will be made in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. Such payments on this Note will be made either by a check mailed to an address outside the United States furnished by the payee or, at the option of the payee and subject to applicable laws and regulations and the procedures of the Paying Agent, by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent not less than 15 calendar days prior to the applicable payment date. Notwithstanding the foregoing, in the event that payment in U.S. dollars of the full amount payable on this Note at the offices of all Paying Agents would be illegal or effectively precluded as a result of exchange controls or similar restrictions, payment on this Note will be made by a paying agency in the Borough of Manhattan, The City of New York, if such paying agency, under applicable law and regulations, would be able to make such payment. If this Note is denominated in a Specified Currency other than U.S. dollars, then, except as provided on the reverse hereof, payment of the principal of and premium, if any, and interest on this Note will be made in such Specified Currency either by a check drawn on a bank outside the United States or, at the option of the payee and subject to applicable laws and regulations and the procedures of the Paying Agent, by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, neither this Note nor the Coupons shall be entitled to any benefit under the Senior Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed and Coupons bearing the facsimile signature of its ___________ to be annexed hereto.

DATED:                                        MORGAN STANLEY DEAN WITTER & CO.


                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

TRUSTEE'S CERTIFICATE
    OF AUTHENTICATION

This is one of the Notes referred
  to in the within-mentioned
  Senior Indenture.

JPMORGAN CHASE BANK,
  as Trustee


By:
   ------------------------------------
   Authorized Officer

                         [FORM OF REVERSE OF SECURITY]

     This Note is one of a duly authorized issue of Global Medium-Term Notes, Series [D/E], having maturities more than nine months from the date of issue (the "Notes"), of the Issuer. The Notes are issuable under an Amended and Restated Senior Indenture, dated as of May 1, 1999, between the Issuer and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (the "Trustee," which term includes any successor trustee under the Senior Indenture) (as may be amended or supplemented from time to time, the "Senior Indenture"), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and Coupons and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed JPMorgan Chase Bank, London Branch, as its principal paying agent for the Notes and the Coupons (the "Principal Paying Agent," which term includes any additional or successor Principal Paying Agent appointed by the Issuer). The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture. To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

     Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise indicated on the face hereof in accordance with the provisions of the following two paragraphs and except as set forth below, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

     If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption (except as indicated below). If this Note is subject to "Annual Redemption Percentage Reduction," the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption (except as provided below). Notice of redemption shall be mailed to the holders of the Notes designated for redemption who have filed their names and addresses with the Principal Paying Agent, not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Senior Indenture. Notice of redemption to holders of Notes shall be published in the manner set forth in "Notices" as defined below and, if by a publication, shall be given once in each of three successive calendar weeks, the first publication to be not less than 30 nor more than 60 calendar days prior to the date set for redemption or within the Redemption Notice Period specified on the face hereof. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued upon the cancellation hereof. If redeemed prior to maturity, this Note must be presented for payment together with all unmatured Coupons, if any, appertaining hereto, failing which the amount of any missing unmatured Coupon will be deducted from the sum due for payment; provided, however, that such deduction may be waived by the Issuer and the Principal Paying Agent if there is furnished to each of them such security or indemnity as they may require.

     If the face hereof indicates that this Note is subject to "Modified Payment upon Acceleration or Redemption," then (i) if the principal hereof is declared to be due and payable as described in the preceding paragraph, the amount of principal due and payable with respect to this Note shall be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the Interest Accrual Date to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration), (ii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture prior to the acceleration of payment of this Note, the principal amount hereof shall equal the amount that would be due and payable hereon, calculated as set forth in clause (i) above, if this Note were declared to be due and payable on the date of any such vote and (iii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture following the acceleration of payment of this Note, the principal amount hereof shall equal the amount of principal due and payable with respect to this Note, calculated as set forth in clause (i) above.

     If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment (except as provided below). For this Note to be repaid at the option of the holder hereof, the Principal Paying Agent must receive at its office in London, at least 15 but not more than 30 calendar days prior to the date of repayment, this Note, together with all unmatured Coupons, with the form entitled "Option to Elect Repayment" below duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, Western Europe or Japan setting forth the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the Option to Elect Repayment is being exercised and a guarantee that this Note to be repaid, together with all unmatured Coupons and the duly completed form entitled Option to Elect Repayment, will be received by the principal paying agent not later than the fifth Business Day (as defined below) after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter shall only be effective if this Note, all unmatured Coupons and an Option to Elect Repayment form duly completed are received by the Paying Agent by the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued upon the cancellation hereof.

     Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Unless otherwise specified on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

     In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

     This Note and the Coupons and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

     This Note is issued in definitive bearer form with Coupons attached (a "Definitive Bearer Note") and is issuable only in the minimum denominations set forth on the face hereof or any amount in excess thereof which is an integral multiple of 1,000 units of the Specified Currency set forth on the face hereof.

     This Note and the Coupons may be transferred by delivery. At the option of the holder of this Note, and subject to the terms of the Senior Indenture, this Note (with all unmatured Coupons, and all matured Coupons, if any, in default) will be exchanged for a Registered Note of any authorized denomination of like tenor and in an equal aggregate principal amount, in accordance with the provisions of the Senior Indenture, at the office of the Trustee in The City of New York (which initially has been appointed registrar and transfer agent for the Notes) or at the office of the Principal Paying Agent in London (which initially has been appointed transfer agent for the Notes), or at the office of any transfer agent designated by the Issuer for such purpose. If this Note is surrendered in exchange for a Registered Note after the close of business at any such office on any record date (whether or not a Business Day) for the payment of interest on such Registered Note and before the opening of business at such office on the relevant Interest Payment Date, this Note shall be surrendered without the Coupon relating to such Interest Payment Date. All such exchanges of Notes and Coupons will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     None of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be required to exchange this Note for a Registered Note if such exchange would result in adverse United States

Federal tax consequences or other adverse consequences to the Issuer under then applicable United States federal income tax laws.

     The Issuer will not be required (i) to exchange any Bearer Note to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant Notice of redemption or
(ii) to exchange any Bearer Note selected for redemption or surrendered for optional repayment, except that such Bearer Note may be exchanged for a Registered Note of like tenor; provided that such Registered Note shall be simultaneously surrendered for redemption or repayment, as the case may be.

     In case this Note or any Coupon shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or such Coupon or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note of like tenor, with Coupons corresponding to the Coupons appertaining to the Note so mutilated, defaced, destroyed, lost or stolen or to the Note to which such mutilated, defaced, destroyed, lost or stolen Coupon appertained, in exchange for this Note, but, in the case of any destroyed, lost or stolen Note or Coupon, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note or Coupon was destroyed, lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note and Coupons, if any, shall be borne by the owner of the Note or Coupon mutilated, defaced, destroyed, lost or stolen.

     This Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a Notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with accrued interest to the date fixed for redemption (except that if this Note is subject to "Modified Payment upon Acceleration or Redemption," such redemption price would be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the Interest Accrual Date to the date of redemption, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of redemption) (the "Amortized Amount")), if the Issuer determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Initial Offering Date hereof, the Issuer has or will become obligated to pay Additional Amounts (as defined below) with respect to this Note as described below. Prior to the giving of any Notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such Notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the Notice.

     If the Issuer shall determine that any payment made outside the United States by the Issuer or any Paying Agent of principal, premium or interest due in respect of this Note or any Coupon would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which is the disclosure to the Issuer, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of this Note or any Coupon who is a United States Alien (as defined below) (other than such a requirement (a) that would not be applicable to a payment made by the Issuer or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided that in each case referred to in clauses (a)(ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Issuer shall redeem this Note, as a whole, at a redemption price equal to 100% of the principal amount thereof (except that if this Note is subject to "Modified Payment upon Acceleration or Redemption," such redemption price would be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the Amortized Amount), together with accrued interest to the date fixed for redemption, or, at the election of the Issuer if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Issuer shall make such determination and election as soon as practicable, shall promptly notify the Trustee thereof and shall publish (or transmit, as applicable) prompt notice thereof (the "Determination Notice") stating the effective date of such certification, identification or other information reporting requirements, whether the Issuer will redeem this Note or has elected to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of this Note must take place, as provided in the next succeeding sentence. If the Issuer redeems this Note, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer shall elect by notice to the Trustee at least 60 calendar days prior to the date fixed for redemption or at least 30 calendar days prior to the last day of the Redemption Notice Period specified on the face hereof. Notice of such redemption of this Note will be given to the holder of this Note not more than 60 nor less than 30 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof. Such redemption notice shall include a statement as to the last date by which this Note to be redeemed may be exchanged for Registered Notice Period. Notwithstanding the foregoing, the Issuer shall not so redeem this Note if the Issuer shall subsequently determine, not less than 30 calendar days prior to the date fixed for redemption or prior to the last day of the Redemption Note Period specified on the face hereof, that subsequent payments would not be subject to any such certification, identification or other information reporting requirement, in which case the Issuer shall publish (or transmit, as applicable) prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect. The right of the holder of this Note to exchange this Note for Registered Notes pursuant to the provisions of this paragraph will terminate at the close of business of the Principal Paying Agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of this Note for Registered Notes shall be permitted.

     If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Issuer may elect by notice to the Trustee to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Issuer or any Paying Agent of principal, premium or interest due in respect of this Note or any Coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Issuer, any Paying Agent or any governmental authority, with respect to the payment of such additional amounts), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of this Note or Coupon for payment more than 15 calendar days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in this Note or any Coupon to be then due and payable. In the event the Issuer elects to pay any additional amounts pursuant to this paragraph, the Issuer shall have the right to redeem this Note as a whole at any time pursuant to the applicable provisions of the immediately preceding paragraph and the redemption price of this Note will not be reduced for applicable withholding taxes. If the Issuer elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer will redeem this Note as a whole, pursuant to the applicable provisions of the immediately preceding paragraph.

     The Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the holder of this Note or any Coupon who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in this Note or in any Coupon to be then due and payable. The Issuer will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

          (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by the holder of this Note or Coupon, if any, for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of this Note or any Coupon;

          (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if such payment can be made without such withholding by any other Paying Agent in a city in Western Europe;

          (f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of this Note or any Coupon, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (g) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

          (h) any combination of items (a), (b), (c), (d), (e), (f) or (g).

In addition, the Issuer shall not be required to make any payment of Additional Amounts (i) to any such holder where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive; or (ii) by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting this Note or the relevant coupon to another Paying Agent in a member state of the European Union. Nor shall Additional Amounts be paid with respect to any payment on this Note or any Coupon to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of this Note or any Coupon.

     The Senior Indenture provides that (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of or premium, if any, or interest on any series of debt securities issued under the Senior Indenture, including the series of Global Medium-Term Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series (voting as a single class) may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy or insolvency of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Senior Indenture then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of or premium, if any, or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

     The Senior Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or repayment thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any holder to institute suit for the payment thereof without the consent of the holder of each debt security so affected; or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the holders of which is required for any such supplemental indenture.

     Except as set forth below, if the principal of or premium, if any, or interest on this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the holder of this Note or any Coupon by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency, the Issuer may at its option (or shall, if so required by applicable law) without the consent of the holder of this Note effect the payment of principal of or premium, if any, or interest on any Note denominated in such Specified Currency in euro in lieu of such Specified Currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended. Any payment made under such circumstances in U.S. dollars or euro where the required payment is in an unavailable Specified Currency will not constitute an Event of Default. If such Market Exchange Rate is not then available to the Issuer or is not published for a particular Specified Currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) at approximately 11:00 a.m., New York City time, on the second Business Day preceding the date of such payment from three recognized foreign exchange dealers (the "Exchange Dealers") for the purchase by the quoting Exchange Dealer of the Specified Currency for U.S. dollars for settlement on the payment date, in the aggregate amount of the Specified Currency payable to those holders or beneficial owners of Notes and at which the applicable Exchange Dealer commits to execute a contract. One of the Exchange Dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Issuer. If those bid quotations are not available, the Exchange Rate Agent shall determine the market exchange rate at its sole discretion.

     The "Exchange Rate Agent" shall be Morgan Stanley & Co. International Limited, unless otherwise indicated on the face hereof.

     All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and Coupons.

     So long as this Note or any Coupons shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided. The Paying Agents initially designated by the Issuer are listed on the reverse of each Coupon. If this Note is listed on the London Stock Exchange plc and such exchange so requires, the Issuer shall maintain a Paying Agent in London. If any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive is introduced, the Issuer will maintain a Paying Agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or law. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

     With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

     No provision of this Note, any Coupon or the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the holder of this Note or any Coupon.

     The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder of this Note or any Coupon as the absolute owner hereof or thereof for all purposes, whether or not this Note or such Coupon be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

     No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Note for any claim based hereon or on any Coupon, or otherwise in respect hereof or thereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     This Note and the Coupons shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

     As used herein:

          (a) the term "Business Day" means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or in London or (y) if this Note is denominated in a Specified Currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (ii) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System ("TARGET") is operating (a "TARGET Settlement Day");

          (b) the term "Market Exchange Rate" means the noon U.S. dollar buying rate in The City of New York for cable transfers of the Specified Currency indicated on the face hereof published by the Federal Reserve Bank of New York;

          (c) the term "Notices" refers to notices to the holders of the Notes and any Coupons to be given by publication in an authorized newspaper in the English language and of general circulation in the Borough of Manhattan, The City of New York, and London or, if publication in London is not practical, in an English language newspaper with general circulation in Western Europe; provided that notice may be made, at the option of the Issuer, through the customary notice provisions of the clearing system or systems through which beneficial interests in this Note are owned. Such Notices will be deemed to have been given on the date of such publication or, if published in such newspapers on different dates, on the date of the first such publication;

          (d) the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction; and

          (e) the term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

     All other terms used in this Note and the Coupons which are defined in the Senior Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Indenture.

                           OPTION TO ELECT REPAYMENT

     The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
        (Please print or typewrite name and address of the undersigned)


     If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid:
_________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): ____________.


Dated:______________________________    _______________________________________

                                [FORM OF COUPON]
                            GLOBAL MEDIUM-TERM NOTE,
                       SERIES [D/E], NO. DFXR __________

     ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE UNITED STATES INTERNAL REVENUE CODE.


                        MORGAN STANLEY DEAN WITTER & CO.
                     SENIOR MEDIUM-TERM NOTE, SERIES [D/E]

                                    Coupon Number ______(4)
                                    [Interest Amount due in Specified Currency]
                                    Due _____________________

     Unless the Note to which this coupon appertains shall have been previously redeemed or repaid, MORGAN STANLEY DEAN WITTER & CO. (the "Issuer") will, on the date set forth herein, pay to bearer, upon surrender hereof at such agencies in such places outside the United States as the Issuer may determine from time to time (each, a "Paying Agent"), interest on the principal amount of such Note as specified above (together with any additional amounts in respect thereof which the Issuer may be required to pay according to the terms of such
Note), in such coin or currency as specified above as at the time of payment shall be legal tender for the payment of public and private debts, except as specified in such Note. Payment on this coupon shall be made, at the option of the bearer hereof and subject to any applicable laws and regulations or procedures of the Paying Agent, by a check mailed to an address outside the United States furnished by such bearer or by wire transfer to an account maintained by the payee with a bank located outside the United States, except as otherwise provided in such Note.

                                    MORGAN STANLEY DEAN WITTER & CO.


                                    By:________________________________________
                                       Title:

--------
     (4) The Coupon number, the interest amount due in the specified currency and due date should appear in the right-hand section of the face of the Coupon.

                              [REVERSE OF COUPON]
                   PRINCIPAL PAYING AGENT AND TRANSFER AGENT

                              JPMorgan Chase Bank
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1W 1YT
                                      U.K.